As filed with the Securities and Exchange Commission on April 25, 2006
                                                     Registration No. 333-131738


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                          ----------------------------
                               Amendment No. 2 to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------




                             CHINA NATURAL GAS, INC.
                 (Name of small business issuer in its charter)

    Delaware                           4923                       98-0231607
(State or other            (Primary Standard Industrial        I.R.S. Employer
Jurisdiction of             Classification Code Number)      Identification No.)
Incorporation or
 Organization)

                      Tang Xing Shu Ma Building, Suite 418
                                 Tang Xing Road
                               Xian High Tech Area
                             Xian, Shaanxi Province
                                      China
              (Address and telephone number of principal executive
                    offices and principal place of business)

                      Minqing Lu, Chief Executive Officer
                             China Natural Gas, Inc.
                      Tang Xing Shu Ma Building, Suite 418
                                 Tang Xing Road
                               Xian High Tech Area
                             Xian, Shaanxi Province
                                      China
                                 86-29-88323325
            (Name, address and telephone number of agent for service)

                                   Copies to:
                               Marc J. Ross, Esq.
                              Thomas A. Rose, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:|X|


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                              Proposed
                                               maximum      Proposed
                                 Number of    offering      maximum         Amount of
   Title of each class of       Shares to be  price per     aggregate      registration
 securities to be registered     registered     share     offering price       fee
------------------------------- ------------ -----------  --------------   ------------
Common Stock, $0.0001 par          3,714,428 $   4.97 (1) $18,460,707.16   $   1,975.30
value
Common Stock, $0.0001 par
value issuable upon exercise
of Warrants                        1,431,954 $   3.60 (2) $ 5,155,034.40   $     551.59
                                   5,146,382              $23,615,741.56   $   2,526.89

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on February 8, 2006, which was $4.97 per share.
(2)      Calculated in accordance with Rule 457(g)(1).


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.



       PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL 25, 2006




                             CHINA NATURAL GAS, INC.
                               5,146,382 SHARES OF
                                  COMMON STOCK

         This prospectus relates to the resale by the selling stockholders of up to 5,146,382 shares of our common stock, including up to 1,431,954 shares of common stock issuable upon the exercise of common stock purchase warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

         We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. We may receive proceeds from any exercise of outstanding warrants. The warrants may also be exercised by surrender of the warrants in exchange for an equal value of shares in accordance with the terms of the warrants.



         Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol "CHNG." The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on April 21, 2006, was $4.25.



         Investing in these securities involves significant risks. See "Risk Factors" beginning on page 7.

         No other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is ________, 2006.

                                Table Of Contents

Prospectus Summary.............................................................3
Risk Factors...................................................................5
Use Of Proceeds...............................................................10
Market For Common Equity And Related Stockholder Matters......................10
Business......................................................................13
Facilities....................................................................16
Employees.....................................................................17
Legal Proceedings.............................................................17
Management....................................................................17
Certain Relationships And Related Transactions................................19
Security Ownership Of Certain Beneficial Owners And Management................20
Description Of Securities To Be Registered....................................21
Indemnification For Securities Act Liabilities................................21
Plan Of Distribution..........................................................21
Penny Stock...................................................................21
Selling Stockholders..........................................................23
Legal Matters.................................................................25
Experts.......................................................................25
Available Information.........................................................25

                               PROSPECTUS SUMMARY

         The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "China Natural Gas," "CHNG," the "Company," "we," "us," and "our" refer to China Natural Gas, Inc.

                             CHINA NATURAL GAS, INC.

         We primarily engage in the transmission and distribution of natural gas to commercial, industrial and residential customers.

         We were incorporated in the state of Delaware on March 31, 1999, as Bullet Environmental Systems, Inc. and on May 25, 2000 we changed our name to Liquidpure Corp. and on February 14, 2002 we changed our name to Coventure International Inc. On December 6, 2005, we closed a Share Purchase Agreement with Xian Xilan Natural Gas Co., Ltd., a corporation formed under the laws of the People's Republic of China on January 8, 2000, and the shareholders of Xian Xilan Natural Gas Co., Ltd. Pursuant to the Agreement, we acquired all of the issued and outstanding capital stock of Xian Xilan Natural Gas Co., Ltd. from the shareholders of Xian Xilan Natural Gas Co., Ltd. On December 19, 2005 we changed our name to China Natural Gas, Inc.


         For the fiscal year ended December 31, 2005, we had revenue of $4,850,699, with gross profits of $2,446,662.


         Our executive offices are located at Tang Xing Shu Ma Building, Suite 418, Tang Xing Road, Xian High Tech Area, Xian, Shaanxi Province, China, and our telephone number is 86-29-88323325. We are a Delaware corporation.

The Offering

Common stock offered by
selling stockholders          5,146,382 shares, including up to 1,431,954 shares
                              of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $3.60 per share

Common stock to be
outstanding after the
offering                      25,350,470 shares

Use of proceeds               We will not receive any proceeds from the sale of
                              the common stock hereunder. See "Use of Proceeds" for a complete description.

OTCBB Symbol                  CHNG

                         Summary of Recent Transactions

Acquisition of Xian Xilan Natural Gas Co., Ltd.

         On December 6, 2005, China Natural Gas, Inc., formerly Coventure International Inc., entered into and closed a Share Purchase Agreement with Xian Xilan Natural Gas Co., Ltd., a corporation formed under the laws of the People's Republic of China, and each of Xilan's shareholders. Pursuant to the Agreement, Coventure acquired all of the issued and outstanding capital stock of Xilan from the Xilan shareholders in exchange for 4,000,000 shares of Coventure common stock. Concurrently with the closing of the Purchase Agreement and as a condition thereof, Coventure entered into an agreement with John Hromyk, its President and Chief Financial Officer, pursuant to which Mr. Hromyk returned 5,971,178 shares of Coventure common stock to Coventure for cancellation. Mr. Hromyk was not compensated in any way for the cancellation of his shares of Coventure Common Stock. Upon completion of the foregoing transactions, Coventure had an aggregate of 5,051,022 shares of common stock issued and outstanding.

Private Offering of Units

January 6, 2006 and January 9, 2006

         On January 6, 2006 and January 9, 2006, we entered into securities purchase agreements with four accredited investors and completed the sale of $5,380,000 of units. The units contained an aggregate of 1,921,572 shares of common stock and 523,055 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities acted as the placement agent of the transaction.


         In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with a flat fee for general miscellaneous expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchase 298,888 shares of common stock on the same terms and conditions as the investors.


January 10, 2006 through January 13, 2006

         On January 10, 2006 through January 13, 2006, we entered into securities purchase agreements with four accredited investors and completed the sale of $2,195,198 of units. The units contained an aggregate of 783,999 shares of common stock and 213,422 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities acted as the placement agent of the transaction.


         In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with a flat fee for general miscellaneous expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchase 121,955 shares of common stock on the same terms and conditions as the investors.


January 17, 2006

         On January 17, 2006, we entered into securities purchase agreements with an accredited investor and completed the sale of $2,824,802 of units. The units contained an aggregate of 1,008,857 shares of common stock and 274,633 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company.

                                  RISK FACTORS

         This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

                          Risks Related To Our Business

Prices of natural gas can be subject to significant fluctuations, which may affect our ability to provide supplies to our customers.

         While we obtain supplies of natural gas from a government owned entity, our supply contracts are subject to review every six months and our prices have not historically fluctuated much. While our management does not expect any issues or difficulty in continuing to renew the supply contracts going forward and our costs for natural gas are strictly controlled by the government and have remained stable over the past 3 years, the price of natural gas can fluctuate in response to changing national or international market forces. Accordingly, price levels of natural gas may rise or fall significantly over the short to medium term due to political events, OPEC actions and other factors, industry economics over the long term.

We are dependent on supplies of natural gas to deliver to our customers.

         We obtain our supplies of natural gas from one supplier, a government owned entity. The ability to deliver our product is dependent on a sufficient supply of natural gas and if we are unable to obtain a sufficient natural gas supply it could prevent us making deliveries to our customers who are dependent on our supply. While we have a supply contract, we do not control the government owned supplier, nor are we able to control the amount of time and effort they put forth on our behalf. It is possible that this supplier may not perform as expected, and that they may breach or terminate their agreements with us before completing their work. It is also possible that, after a semi-annual review of our supply contract, they may choose to provide services to a competitor. Any failure to obtain supplies of natural gas could prevent us from delivering such to our customers.

Our business operations are subject to a high degree of risk and insurance may not be adequate to cover liabilities resulting from accidents or injuries that occur during our physically demanding events.

         Our operations are subject to potential hazards incident to the gathering, processing, separation and storage of natural gas, such as explosions, product spills, leaks, emissions and fires. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage, and may result in curtailment or suspension of operations at the affected facility.

         The occurrence of a significant event for which we are not fully insured or indemnified, and/or the failure of a party to meet its indemnification obligations, could materially and adversely affect our operations and financial condition. Moreover, no assurance can be given that we will be able to maintain adequate insurance in the future at rates it considers reasonable. To date, however, we have maintained adequate coverage at reasonable rates and have experienced no material uninsured losses.


Changes in the regulatory atmosphere could adversely affect our business.

         The distribution of natural gas and operations of filling stations are highly regulated requiring registrations for the issuance of licenses required by various governing authorities in China. In addition, there are various standards that must be met for filling stations including handling and storage of natural gas, tanker handling, and compressor operation which are regulated. The costs of complying with regulations in the future may harm our business. Furthermore, future changes in environmental laws and regulations could occur that result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, any of which could have a material adverse effect on our financial condition or results of operations.

Because we depend on our senior management's experience and knowledge of the industry, we would be adversely affected if senior management left.


         We are dependent on the continued efforts of our senior management team. We do not currently have employment contracts with our senior executives. If, for any reason, senior executives do not continue to be active in management, our business, financial condition or results of operations could be adversely affected. In addition, we do not maintain key personnel life insurance on our senior executives and other key employees.

We may need to raise capital to fund our operations, and our failure to obtain funding when needed may force us to delay, reduce or eliminate acquisitions and business development plans.

         If in the future, we are not capable of generating sufficient revenues from operations and our capital resources are insufficient to meet future requirements, we may have to raise funds to continue the development, commercialization and marketing of our business.

         We cannot be certain that funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct our business. If we are unable to raise additional capital if required or on acceptable terms, we may have to significantly delay, scale back or discontinue our planned acquisitions or business development plans or obtain funds by entering into agreements on unattractive terms.

                 Risks Related To The People's Republic of China

China's economic policies could affect our business.

         Substantially all of our assets are located in China and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

         While China's economy has experienced a significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

         The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Capital outflow policies in The People's Republic of China may hamper our ability to remit income to the United States.

         The People's Republic of China has adopted currency and capital transfer regulations. These regulations may require that we comply with complex regulations for the movement of capital. Although we believe that we are currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change we may not be able to remit all income earned and proceeds received in connection with our operations or from the sale of our operating subsidiary to the U.S. or to our stockholders.

Although we do not import goods into or export goods out of The People's Republic of China, fluctuation of the Renminbi may indirectly affect our financial condition by affecting the volume of cross- border money flow.

         The value of the Renminbi fluctuates and is subject to changes in The People's Republic of China's political and economic conditions. Since July 2005, the conversion of Renminbi into foreign currencies, including United States dollars, has been based on rates set by the People's Bank of China which are set based upon the interbank foreign exchange market rates and current exchange rates of a basket of currencies on the world financial markets. As of January 9, 2006, the exchange rate between the Renminbi and the United States dollar was
8.07 Renminbi to every one United States dollar.

We may face obstacles from the communist system in The People's Republic of China.

         Foreign companies conducting operations in The People's Republic of China face significant political, economic and legal risks. The Communist regime in The People's Republic of China, including a stifling bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in The People's Republic of China.

         The People's Republic of China historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in The People's Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Because our assets and operations are located in China, you may have difficulty enforcing any civil liabilities against us under the securities and other laws of the United States or any state.

         We are a holding company, and all of our assets are located in the Republic of China. In addition, our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these non-residents or to enforce against them judgments obtained in United States courts, including judgments based upon the civil liability provisions of the securities laws of the United States or any state.

         There is uncertainty as to whether courts of the Republic of China would enforce:

         o Judgments of United States courts obtained against us or these non-residents based on the civil liability provisions of the securities laws of the United States or any state; or

         o In original actions brought in the Republic of China, liabilities against us or these non-residents predicated upon the securities laws of the United States or any state.

         Enforcement of a foreign judgment in the Republic of China also may be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

We may face political and/or judicial corruption in The People's Republic of China.

         Another obstacle to foreign investment is corruption. There is no assurance that we will be able to obtain recourse, if desired, through The People's Republic of China's poorly developed and often corrupt judicial systems.

The admission of China into the World Trade Organization could lead to increased foreign competition.

         The natural gas industry is regulated by the provincial and central government authorities for safety and to ensure that all areas receive natural gas service in an economically sound fashion. However, as a result of China becoming a member of the World Trade Organization (WTO), restrictions on foreign investment in the industry may be reduced. With China's need to meet growth in natural gas demand and the WTO's requirement for a reduction of restrictions on foreign investment as a condition of membership, such events could lead to increased competition in the natural gas industry.

                         Risks Related To This Offering

There Is No Assurance Of An Established Public Trading Market, Which Would Adversely Affect The Ability Of Investors In Our Company To Sell Their Securities In The Public Markets.

         Although our common stock trades on the Over-the-Counter Bulleting Board (the "OTCBB"), a regular trading market for the securities may not be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTCBB to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTCBB of these rule changes and other proposed changes cannot be determined at this time. The OTCBB is an inter-dealer, Over-The-Counter market that provides significantly less liquidity than the NASD's automated quotation system (the "NASDAQ Stock Market"). Quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers as are those for The Nasdaq Stock Market. Therefore, prices for securities traded solely on the OTCBB may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

         o        the issuance of new equity securities;
         o        changes in interest rates;
         o competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
         o        variations in quarterly operating results;
         o        change in financial estimates by securities analysts;
         o        the depth and liquidity of the market for our common stock;
         o investor perceptions of our company and the technologies industries generally; and
         o        general economic and other national conditions.

The Limited Prior Public Market And Trading Market May Cause Volatility In The Market Price Of Our Common Stock.

         Our common stock is currently traded on a limited basis on the OTCBB under the symbol "CHNG." The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility. In the absence of an active trading market:

         o investors may have difficulty buying and selling or obtaining market quotations;
         o        market visibility for our common stock may be limited; and
         o a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Our Common Stock Could Be Considered To Be A "Penny Stock."

         Our common stock could be considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under
Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a "recognized" national exchange;
(iii) it is NOT quoted on The Nasdaq Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

Broker-Dealer Requirements May Affect Trading And Liquidity.

         Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

         Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in
(ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shares Eligible For Future Sale May Adversely Affect The Market Price Of Our Common Stock, As The Future Sale Of A Substantial Amount Of Our Restricted Stock In The Public Marketplace Could Reduce The Price Of Our Common Stock.

         From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act ("Rule 144"), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares to be offered by the selling stockholders. The proceeds from the sale of each selling stockholders' common stock will belong to that selling stockholder. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of outstanding warrants.

         Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         On March 17, 2004, our common stock was approved for listing on the Over-the-Counter Bulletin Board under the symbol "CVNI" and on December 19, 2005 our symbol was changed to "CHNG" and our fiscal year end was changed to December
31. The following table sets forth, for the range of high and low closing bid quotations for our common stock since our common stock was listed on the Over-the-Counter Bulletin Board, reflecting the applicable fiscal periods based on the change in our fiscal year end. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

Period                                                High*             Low*
                                                   ---------        -----------
December 31, 2005                                  $    3.60        $    0.5275
July 31, 2005                                      $    6.00        $      0.50
April 30, 2005                                     $    2.90        $      1.05
January 31, 2005                                   $    7.25        $      0.45
October 30, 2004                                   $    0.45        $      0.45
July 31, 2004                                      $    1.50        $      0.25
April 30, 2004                                     $    0.30        $      0.30



         As of Apirl 21, 2006, there were approximately 46 holders of record and 549 beneficial owners of our common stock.



Dividends

         There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Delaware General Corporation Law, however, does prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

         1. We would not be able to pay our debts as they become due in the usual course of business; or

         2. Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

         We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

         The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended December 31, 2005.

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                         Number of securities
                                      Number of securities                             remaining available for
                                        to be issued upon        Weighted average       future issuance under
                                           exercise of          exercise price of     equity compensation plans
                                      outstanding options,     outstanding options,     (excluding securities
           Plan category               warrants and rights     warrants and rights     reflected in column (a)
------------------------------------ ------------------------ ----------------------- ---------------------------
                                               (a)                     (b)                       (c)
------------------------------------ ------------------------ ----------------------- ---------------------------
Equity compensation plans approved
by security holders                            -0-                     -0-                       -0-

Equity compensation plans not
approved by security holders                   -0-                     -0-                       -0-

Total                                          -0-                     -0-                       -0-

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

         The information in this report contains forward-looking statements. All statements other than statements of historical fact made in this report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

         The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Corporate History

         We were incorporated in the state of Delaware on March 31, 1999, as Bullet Environmental Systems, Inc. and on May 25, 2000 we changed our name to Liquidpure Corp. and on February 14, 2002 we changed our name to Coventure International Inc. On December 6, 2005, we closed a Share Purchase Agreement with Xian Xilan Natural Gas Co., Ltd., a corporation formed under the laws of the People's Republic of China on January 8, 2000, and the shareholders of Xian Xilan Natural Gas Co., Ltd. Pursuant to the Agreement, we acquired all of the issued and outstanding capital stock of Xian Xilan Natural Gas Co., Ltd. from the shareholders of Xian Xilan Natural Gas Co., Ltd. On December 19, 2005 we changed our name to China Natural Gas, Inc.


Twelve Months Ended December 31, 2005 compared to Twelve Months Ended December 31, 2004

         Revenue. We generated revenues of $4,850,699 for the twelve months ended December 31, 2005, an increase of $3,966,286 or 448%, compared to $884,413 for the twelve months ended December 31, 2004. The increase in revenues was due to increased construction and installation revenue as we signed new residential and commercial customers as well as the sale of natural gas. The sale of natural gas increased 450% over the previous year. In the year ended December 31, 2005 households accounted for 9%, retail/commercial 4%, industrial customers 11% of our annual revenues. The balance of our revenues, 76%, of the sale of natural gas was sold wholesale to third party natural gas filling station operators. New households pay approximately 60% of the construction costs up front and the balance is paid as part of the monthly natural gas bill. Four customers accounted for 34.7%, 21.2%, 14.0% and 10.8% of our revenue for the year ended December 31, 2005 and three customers accounted for 37.3%, 36.1% and 10.0% of our revenue for the year ended December 31, 2004. Three customers accounted for 40%, 17% and 17%, respectively, of construction/installation revenue for 2005 and two customers accounted for 36% and 37%, respectively, of our construction/installation revenue in 2004.

         Gross profit. We have achieved a gross profit of $2,446,662 for the twelve months ended December 31, 2005, an increase of $2,076,295 or 560%, compared to $370,367 for the twelve months ended December 31, 2004. Gross margin, as a percentage of revenues, increased to 50.4% for the twelve months ended December 31, 2005, from 41.9% for the twelve months ended December 31, 2004. The increase in gross profit is due to the increased construction and installation activity. Gross profit on the construction and installation activity increased to $2,053,093 for the twelve months ended December 31, 2005, an increase of $1,762,088 or 606%, compared to $291,005 for the twelve months ended December 31, 2004. We work with gross margins on the construction and installation activity that are approximately 50%, dependent on the scope of the job, mostly due to the low cost of labor. This segment of our business, although not a monthly recurring business is highly profitable. We purchase all of our natural gas for resale from a government owned entity, the Shaanxi Natural Gas Co. Inc. As all land in China is owned by the government, the government controls and owns all the natural resources coming from the ground, thus the government controls the price and flow of the natural gas. As China shifts from a centrally planned economy to a market economy, we believe that it is in the governments best interest to keep prices stable, as they have been for the last 3 years, and maintain a stable flow of supply. The government has undertaken programs to promote the growth of the region in which we are located. Therefore, we expect supply and price to continue to be stable in the future. For the year ended December 31, 2005, two suppliers accounted for 51.5% and 13.3% of the total equipment we purchased for construction activities. We believe that as a result of our relationships within the construction industry and the construction equipment vendor community, and the availability of other vendors to supply the construction equipment and materials, the loss of any one of the two vendors would not have a material adverse effect on our operations.



         We purchase natural gas from a state owned entity, Shaanxi Natural Gas. The rate that we pay for natural gas is set by the central government, and has been stable for the past 3 years. There is one price that we charge all of our household, retail/commercial and industrial customers set by the local provincial government. There is no fixed formula to derive the selling price, nor are the rates designed to capture costs and expenses, or achieve a specified level of profit.

         Operating expenses. We incurred operating expenses of $975,083 for the twelve months ended December 31, 2005, an increase of $444,866 or 83.9%, compared to $530,217 for the twelve months ended December 31, 2004. These operating expenses are related to increased sales and marketing costs to sign new residential and commercial customers that were put on line in 2005. In addition we began to address the filling station strategy, identifying possible locations for the filling stations and commencing the process of applying to the proper governmental agencies for all necessary approvals and licenses to construct the new filling stations.


         Net Income. Net income was $1,252,083 for the twelve months ended December 31, 2005, an increase of $1,413,851, from $(161,768) for the twelve months ended December 31, 2004. There was no income tax in the year ended December 2004, we had a net loss for the year. The increase is attributed to the growth of construction and installation fees and the sale of natural gas.



Liquidity and Capital Resources



         As of December 30, 2005 we had $675,624 cash and cash equivalents on hand compared to $62,998 cash and cash equivalents as of December 30, 2004. Based on past performance and current expectations, we believe our cash and cash equivalents, cash generated from operations, as well as future possible cash investments, will satisfy our working capital needs, capital expenditures and other liquidity requirements associated with our operations. In January 2006, we entered into securities purchase agreements with several accredited investors and completed the sale of $10.4 million of units. The proceeds of the financing are intended for the investment necessary to construct natural gas filling stations, purchase of raw materials and working capital. Our plans for 2006 are to construct between 15 and 22 natural gas filling stations during 2006. Each filling station costs approximately $600,000 to construct. We believe that the proceeds of the financing along with operating cash flow will cover all expenses associated with the build out of these filling stations.

         We had net cash flows provided by operations of $1,935,871 for the twelve months ended December 30, 2005 as compared to net cash provided by operations of $24,035 in the corresponding period last year. The increase in net cash flows from operations in the current period as compared to corresponding period last year was mainly due to the decrease of payables to related parties in 2004 of $917,642, an increase of $662,950 in other payables during the twelve months ended December 31, 2005. However, unearned revenue did decrease $642,254 during the twelve months ended December 31, 2005.


         Cash outflows for investing activities increased from $4,773 to $4,871,821 as a result of advance payments made to equipment suppliers for investments necessary to construct and build the filling stations and for construction materials used to build the pipelines to individual households. Typically, this construction is completed within thirty to sixty days. Any prepayments that we make to our construction equipment/material vendors are made to ensure timely delivery and ensure preferred treatment of any last minute or rush delivery of materials that we may need. Based on our relationships with our vendors the prepayments are unsecured and interest free, however, since most construction projects are completed in slightly more than 30 days this fact becomes inconsequential as materials are delivered to the job site well in advance of the completion of each project. In July 2005, we purchased a compressor station for a total purchase price of 22.3 million RMB ($2.721million). At the time of purchase, the company paid cash of 10 million RMB ($1.220million) for the purchase with the balance of the purchase price due by November 2005. In November 2005, the company paid the balance due by tendering 8.8 million ($1.074million) RMB in cash and 3.5 million RMB ($.427million) in natural gas supply. We had inflows from investment activities of $3,504,460 during the year ended December 31, 2005, Xilan issued 29,000,000 shares of common stock prior to the merger with the company.




         The majority of our revenues and expenses were denominated primarily in Renminbi ("RMB"), the currency of the People's Republic of China.

         There is no assurance that exchange rates between the RMB and the U.S. Dollar will remain stable. We do not engage in currency hedging. Inflation has not had a material impact on our business.

                                    BUSINESS

Overview of Business

         We primarily engage in the transmission and distribution of natural gas to commercial, industrial and residential customers.

Business

End User Delivery of Natural Gas

         We are the sole authorized provider of natural gas to residential customers in certain parts of the Xian area, including Lantian County and the Baqiao District. We are currently supplying natural gas to approximately 50,000 households in the Xian area. Via a connecting point with a high pressure pipeline network from the government operated Shaanxi Natural Gas Company, natural gas with much lower pressure is delivered to our residential, commercial and industrial customers. We own approximately 120 km of high pressure pipeline. We are the only private company in Shaanxi province to own this type of high pressure pipeline.

         Our management is seeking to expand supply services to the Shangluo and Ankang areas of Shaanxi province. Upon approval from the government, we would also have the exclusive right to provide natural gas to residential and commercial end users in those areas. In order to obtain such approval, we were required to submit a project proposal for the feasibility of supplying gas to each area. In Ankang, we applied to the Urban and Rural Construction Bureau. In Shangluo, applications were made to the Municipal Administration Bureau. The approval process takes approximately four to six months and is pending.

Wholesale to Filling Stations

         We sell compressed natural gas to filling stations on a wholesale basis. The stations, in turn, sell natural gas to taxis and buses in Xian which operate on compressed natural gas (CNG) technology. Government statistics indicate that there are currently 5,000 buses and 20,000 taxis using natural gas in Xian. Each bus uses an average of 70 cubic meters of CNG per day and taxis use an average of 30 cubic meters of CNG per day (source: Xian Clean Fuel Vehicles Commission 2005).

         In July 2005, we purchased a Compressor Station which is operated in proximity to our pipeline and which allows us to compress and transport natural gas via truck to retail gas stations. We also plan to develop a liquefied form of natural gas (LNG) that can be transported over longer distances by gas tanker truck and which could expand our geographical sales. We are currently conducting a feasibility study with regard to LNG production. This study should be completed in June 2006. In order to construct an appropriate LNG plant, we will require approximately US$19 million (RMB 150 million), with construction of the plant completed by year end 2006, testing in October 2007 and production commencing in December 2007, assuming appropriate financing can be obtained. We can begin the process with our current licenses but in the future will require approval from Shaanxi Development and Reform Commission for LNG production.

Retail Filling Stations

         Based on company estimates, by the end of June 2005, the total demand for compressed natural gas vehicular fuel in the Xian area was approximately one million cubic meters per day. We expect demand for natural gas as a transport fuel to continue to increase based on government clean energy policy as expressed in the proposal for the Eleventh Ten Year Plan (2006-2010) and the end-user cost advantages of CNG fuel over gasoline. We estimate that the average filling station in Xian pumps approximately 12,000 cubic meters of natural gas per day. Based on a survey we conducted, as of November 1, 2005, there were 31 filling stations in Xian pumping approximately 372,000 cubic meters of CNG fuel per day, a figure well below estimated total demand.

         As of February 9, 2006 we have completed construction and are operating two natural gas filling stations in the Xian metropolitan area. Currently, we purchase natural gas for 1.16 RMB/cubic meter and sell each cubic meter for 1.90RMB net of VAT. The construction time for each filling station is 45-60 days and the cost is approximately US$600,000. The construction of additional facilities is dependent upon our ability to acquire sufficient additional capital when needed.

         Our management believes that our vertically integrated operation should allow us to be able to surpass the average sales volume of competing stations, estimated at 12,000 cubic meters per day, based on our proprietary supply of CNG from our own pipeline.

Marketing

         We market the end user delivery of the natural gas segment of the business through advertising in the general media and direct solicitation of real estate development companies and government officials. We participate in trade shows and conferences such as the 7th Xian Global Gas Fuels Technology Equipment and Auto Service Station Exhibition which was held in June 2005. For the retail filling station segment of the business, we will target advertising to taxi drivers, who are the largest segment of end-users of our CNG fuel product. A discount loyalty card will be made available to the professional driving community including taxi and bus drivers. Brochures, radio and newspaper advertisements and point of sale displays will also be utilized.

Suppliers

         Currently, we have only one natural gas supplier, the Shaanxi Natural Gas Co., Ltd., a government owned enterprise. In the past, contracts were renewed on an annual basis. However, as the volume of usage has increased, Shaanxi Natural Gas has revised their policies, and contract terms are now six months and subject to review prior to renewal. Our management reports that we do not expect any issues or difficulty in continuing to renew the supply contracts going forward. Price points for natural gas are strictly controlled by the government and have remained stable over the past 3 years.

Customers

Residential/Commercial

         We supply natural gas to approximately 50,000 residential customers in Lantian County, Lintong and Baqiao Districts in the jurisdiction of Xian. These residences include apartment blocks and small estates. Commercial customers include small businesses like restaurants and office buildings.

Industrial

         Within the Xian region there are several industries to which we supply natural gas as a raw material for their production process including the Xiwei Aluminum Company.

Wholesale to Filling Stations

         Currently, we supply natural gas to several of the privately owned and operated CNG filling stations in the Xian area. Upon the completion of construction of their company-owned filling stations, we will also supply their own filling stations for sales to retail end users.

Industry Overview

         China's rapidly expanding economy is stretching the limits of its energy resources. Currently, only 3% of China's total energy usage is natural gas, while the world's average consumption of natural gas is 24% of total energy usage. (source: US Energy Information Administration ("EIA"), August 2005) Over the next 5 years, China's use of natural gas is generally expected to double. China's domestic reserve of natural gas was estimated to be 53.3 trillion cubic feet (tcf) at the beginning of 2005 (source: EIA August 2005). The country's largest reserves are located in western and north central China, including the Province of Shaanxi, the home of Xilan.

         In order to meet the growth in natural gas demand, the PRC government has encouraged private companies to invest in and build the natural gas infrastructure. On December 27, 2002, the Ministry of Construction issued a memorandum stating that regulation of the public utility industry (including gas distribution) should be liberalized and foreign and private investment participation should be encouraged and welcomed. The memorandum encouraged private investment in the sector and provided a legal framework for private urban natural gas distribution.

Intellectual Property

         We have applied for a service mark on the "Xilan" name, which is used in connection with all services.

Research and Development

         We have not had any material research and development expenses over the past two years. We project expenditures of approximately $100,000 for research and development in 2006. The funding source for all research and development expenses is expected to come from operating cash flows.

Governmental and Environmental Regulation

         To date, we have been compliant with all registrations and requirements for the issuance and maintenance of all licenses required by the applicable governing authorities in China. These licenses include:

         o Qualified Urban Fuel Operator Business License authorized by the Shaanxi Construction Bureau, the local office of the Ministry of Construction, effective from January 2, 2004 to January 2, 2009. (License number SHAANRANZHI 166)
         o License to Supply, Install Equipment and Maintain Gas Fuel Lines issued by the local Gas Fuels for Heating Bureau, an agency of the Ministry of Construction and the Xian Natural Gas Management Bureau. (License number: XIRAN 136)
         o Safety and Inspection Regulation for Special Equipment Safety Inspection Standards for High Pressure Pipeline and Technical Safety Inspection Regulations from the Shaanxi Quality and Technology Inspection Bureau for compressor stations and pressure storage tank system. (Approval letter reference:
                  2004SHAANGUOCHUHAN033)
         o Annual Safety Inspection of Lightning Conductor Equipment approved by the Shaanxi Meteorology Bureau. (Certificate number 0005274)

         The Citygate and Compressor Stations are approved by the local office of the Ministry of Construction.

         Fuel service station standards are subject to regulation by the Ministry of Construction, the General Administration of Quality Supervision, and the Bureau of Inspection and Quarantine of the People's Republic of China. Certificates will be issued upon satisfactory inspection of service stations.

         There are various standards that must be met for filling stations including handling and storage of gas, tanker handling, and compressor operation. These standards are regulated by the Local Ministry of Construction and the Gas Field Operation Department of the Municipal Administration Committee. Inspections will be carried out by the Municipal Development and Reform Commission which will issue a certificate for the handling of dangerous chemical agents.

         Standards for the design and construction of filling stations must conform to GB50156-2202 and technology standard BJJ84-2000.

Competition

         The three largest state owned energy companies, CNPC (China National Petroleum Corporation) Group, SINOPEC, and CNOOC are principally engaged in the upstream supply of energy and are major players in exploration and transportation of oil and gas. They build much of the country's high pressure pipeline infrastructure. Natural gas is distributed to smaller regional firms that redistribute the gas to the end user, either through lower pressure pipeline networks, or via tankers in the form of liquid natural gas (LNG).

         We are aware of two privately owned companies in China which may be considered to be our direct competitors: Xinjiang Guanghui LNG Development Corporation Ltd and Xin'Ao Gas Field Ltd. Xinjiang Guanghui LNG Development Corporation Ltd is primarily involved in the transportation of LNG via tanker truck to storage facilities from natural gas wells. Xin'Ao Gas Field Ltd. is a publicly owned company traded on the Hong Kong Exchange, distributing natural gas via pipeline, doing business in 13 provinces and municipalities that have a combined population of 31 million. Neither Xinjiang Guanghui nor Xin'Ao is approved to supply natural gas to any area in which Xilan is currently operating.

         Currently, there are approximately 31 filling stations in Xian City. Thirteen of these stations are state owned enterprises. The other 18 stations are privately owned with the majority of these being single station operators. We believe that we can effectively compete with the stations based upon its organization, experience and financial resources.

                                   FACILITIES

         Our principal executive offices are located at Tang Xing Shu Ma Building, Suite 418, Tang Xing Road, Xian High Tech Area, Xian, Shaanxi Province, China. Office #1 consists of approximately 137.9 square meters which are rented on a monthly basis for $510.11 and office #2 consists of approximately 265.59 square meters which are rented on a monthly basis for $982.45.

         Our properties are located in Lantian county, Baqiao District and Gaoxin District of Xian, Shaanxi province. We own a 120km high-pressure underground pipeline network and two Citygate stations (terminals) with accompanying buildings and equipment. We lease the main office building where we are headquartered and three filling station sites.

         We believe that current facilities are adequate for our current and immediately foreseeable operating needs. We do not have any policies regarding investments in real estate, securities or other forms of property.

                                    EMPLOYEES

         As of January 31, 2006 we had a total of 208 employees in the following capacities: 14 in management; 9 in administrative; 81 in operations; 4 in sales department; 16 in R and D; 9 in finance and 75 employees at the retailing filling station. We have not experienced any work stoppages and we consider relations with our employees to be good. We are not a party to any collective bargaining agreements.

                                LEGAL PROCEEDINGS

          From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. We are not currently aware of any such legal proceedings or claims.

                                   MANAGEMENT

Executive Officers and Directors

         Below are the names and certain information regarding our executive officers and directors:


Name                Age   Position
----------------- ------- --------------------------------------
Minqing Lu          43    Chief Executive Officer and Director
Xiaogang Zhu        51    Chief Financial Officer
Yuman Chen          35    Vice President - Marketing
Liangzhong Li       44    Vice President - Construction
Qinan Ji            48    Chairman of the Board
Bo Chen             48    Vice Chairman of the Board
Patrick McManus     51    Director
James A. Garner     60    Director


         Officers are elected annually by the Board of Directors, at our annual meeting, to hold such office until an officer's successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Background of Executive Officers and Directors

         Qinan Ji, Chairman of the Board of Directors - Mr. Ji joined Xilan as the Chairman of the Board of Directors in 2005. In 1996, he founded the Anxian Hotel in Weinan City in Shaanxi Province. In 2001, he formed the Xian Sunway Technology and Industry Co., Ltd. He has more than 20 years experience in the energy and petroleum industries in operational, administrative, management and government relations roles. He received a Bachelor of Economy Management from North West University (Shaanxi).

         Bo Chen, Vice Chairman of the Board of Directors - Mr. Chen was named Vice Chairman of the Board of Directors of Xilan in October 2005. He is currently the President of Bodisen Biotech, Inc., a publicly listed company on the AMEX (symbol: BBC), and is one of its original founders and stockholders having joined that company in 2000. From August 1997 to August 2001, Mr. Chen was Chief Operations Officer and Chief Technology Officer of Shaanxi Bodisen Chemical Co., Ltd. From July 1994 to December 1997, he was the Chief Executive Officer and President of Yang Ling Shikanglu Chemical Technology Development Co., Ltd. He received his Bachelor of Science degree from Shaanxi Normal College in July 1984.

         Minqing Lu, Chief Executive Officer, Member of the Board of Directors - Mr. Lu joined Xilan in February 2005. He is Chief Executive Officer and serves on the Board of Directors. From February 1999 to May 2002, he was the executive director of Beijing Peixinkenu Investment Consultancy Company. From May 2002 to July 2004, he was President of Fenghua Aidi Air Service Company in Beijing. He received a Certificate of Management in July 1994 from Central Party College.

         Xiaogang Zhu, Chief Financial Officer - Mr. Zhu joined Xilan as the Chief Financial Officer in January 2005. He spent 16 years working at the Ministry of General Logistics 3546 Company and his last position there was manager of the Finance Department. From September 2000 to December 2004, Mr. Zhu was the Vice General Manager and CFO of Xian Dapeng Biotech Co., Ltd. He received a Bachelor of Accounting degree from Xian Jiaotong University.

         Yuman Chen, Vice President, Marketing - Ms. Chen joined Xilan in the beginning of 2000. She has spent the last five years at Xilan serving in the finance department until January 2001 when she became the manager of the Operations Department. In January 2005, she became the Vice President of Marketing Development and Customer Support. She received a Bachelors Degree in Management from North West University (Shaanxi) in July 1996.

         Liangzhong Li, Vice President, Construction - Mr. Li joined Xilan in February 2005. He has 15 years experience in the natural gas industry. He is Vice President of Construction and oversees the construction pipeline networks and installation of gas fittings. From 1999 to 2002, he was Vice General Manager of Leqing Pipeline of Liquefied Oil Gas Company in Zhejiang Province. From 2002 to 2004, he was Vice General Manager and Manager of Construction Department in Leqing Natural Gas Company. He received a certificate of literature from North West University (Shaanxi) in July 1986.


         Patrick McManus, Board Member, Chairman of Audit Committee - Mr. McManus joined China Natural Gas in March 2006. Mr. McManus brings over 25 years of experience in business, finance and law to China Natural Gas. He was elected Mayor of the City of Lynn, Massachusetts in 1992 and served in this position until his retirement to the private practice of law and accounting in 2002. While serving the City of Lynn as its Mayor, he was elected a member and trustee of the Executive Committee of the U.S. Conference of Mayors (USCM) with responsibility for developing policy for the USCM. He also served as the Chairman of the USCM Science and Technology Subcommittee, the Urban Water Council, and the USCM Audit Committee. Mayor McManus started his career in business with the General Electric Company in 1979, and was a Professor of Business and Finance at Salem State College in Massachusetts. Mayor McManus has extensive business and political expertise on China. He was instrumental in establishing a close alliance as well as coordinating a regular exchange of visits by members of the U.S. Conference of Mayors and the China Association of Mayors. Mr. McManus has been a Certified Public Accountant since 1985. Mr. McManus received his Juris Doctorate from Boston College Law School and an M.B.A from Suffolk University. Mr. McManus currently serves on the board of directors of Bodisen Biotech, Inc. and Harbin Electric, Inc.

         James A. Garner, Board Member, Chairman of Nominating Committee - Mr. Garner joined China Natural Gas in March 2006. Mr. Garner brings over 30 years of experience in business and political contacts to China Natural Gas. He served as Mayor of Hempstead, New York for 16 years until his retirement to the private sector in April 2005. He has won national recognition and awards from national agencies such as the U.S. Housing & Urban Development Agency and the American Planning Association (APA). Mayor Garner was elected the 61st President of the United States Conference of Mayors in June 2003 and served the Conference for one year traveling worldwide and advocating the needs of U.S. cities. Mr. Garner holds a Bachelor of Science Degree from Adelphi University and an Honorary Degree of Doctorate of Civil Law from Molloy College. He was recently appointed to the United States Small Business Administration's National Advisory Council.


Board of Directors

         Our Directors are elected by the vote of a plurality in interest of the holders of our voting stock and hold office for a term of one year and until a successor has been elected and qualified.

         A majority of the authorized number of directors constitutes a quorum of the Board for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board individually or collectively consent in writing to the action.

         Directors may receive compensation for their services and reimbursement for their expenses as shall be determined from time to time by resolution of the Board.

Executive Compensation

         The following table sets forth all compensation paid in respect of our Chief Executive Officer and those individuals who received compensation in excess of $100,000 per year (collectively, the "Named Executive Officers") for our last three completed fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                               Long Term Compensation
                                                              --------------------------------------------------------
                                Annual Compensation                       Awards                   Payouts
                            -------------------------------   ----------------------------   -------------------------
                                                                                Securities
                                                                                  Under-
                                                                 Restricted        Lying      LTIP
     Name And               Salary   Bonus    Other Annual         Stock         Options/    Payouts     All Other
Principal Position   Year     ($)     ($)   Compensation ($)  Compensation ($)   SARs (#)      ($)    Compensation ($)
------------------   ----   ------   -----  ----------------  ----------------  -----------  -------  ----------------
Minqing Lu, Chief    2005   7,500     -0-         -0-              -0-             -0-         -0-         -0-
Executive Officer
and Director

Huai'pu Zhang,       2004   5,000     -0-         -0-              -0-             -0-         -0-         -0-
Former President,    2003   5,000     -0-         -0-              -0-             -0-         -0-         -0-
Chief Executive
Officer and
Director

                      EQUITY COMPENSATION PLAN INFORMATION

         There has been no common stock authorized for issuance with respect to any equity compensation plan as of the fiscal year ended December 31, 2005.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In July 2005, we loaned $77,169 to Qinan Ji, Chairman of the Board. The loan was made on a interest free basis and was repaid in its entirety in October 2005.

         In July 2005, we loaned $94,393 to Xian Sunway Technology & Industry Co., Ltd., one of our principal shareholders. The loan was made on an interest free basis and was repaid in its entirety on November 2005.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



         The following table sets forth certain information, as of April 21, 2006 with respect to the beneficial ownership of the outstanding common stock by
(i) any holder of more than five (5%) percent; (ii) each of our named executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.


                                                      Number of     Percentage
                                                        Shares       of Shares
                                                     Beneficially   Beneficially
Name of Beneficial Owner (1)                            Owned         Owned (2)
---------------------------------------------------  ------------   ------------
Minqing Lu                                                695,652           2.9%
Xiaogang Zhu                                                    0             *
Yuman Chen                                                      0             *
Liangzhong Li                                                   0             *
Qinan Ji                                                5,931,596(3)       24.8%
Patrick McManus                                                 0             *
James A. Garner                                                 0             *
Bo Chen                                                 2,063,768(4)        8.6%
Yangling Bodisen Biotech Development Co,                2,063,768(4)        8.6%
  Ltd.
Xiang Ji                                                1,456,232           6.1%
Xian Sunway Technology & Industry Co.,                  2,875,364(3)       12.0%
  Ltd
Amaranth LLC                                            1,363,096           5.6%
All officers and directors as a group (8 persons)       8,691,016(3)(4)    36.3%

_________________
*     Less than 1%.
(1) Except as otherwise indicated, the address of each beneficial owner is c/o Xian Xilan Natural Gas Co., Ltd., Tang Xing Shu Ma Building, Suite 418, Tang Xing Road, Xian High Tech Area, Xian, Shaanxi Province, China.



(2) Applicable percentage ownership is based on 23,918,516 shares of common stock outstanding as of April 21, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of April 21, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of April 21, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.


(3) Of which 2,875,364 shares are owned by Xian Sunway Technology & Industry Co., Ltd. ("Sunway"). Qinan Ji owns 42.1% of Xian Sunway and may be deemed to beneficially own such shares.
(4) Of which 2,063,768 shares are owned by Yangling Bodisen Biotech Development Co, Ltd. ("Bodisen"). Mr. Chen is President, a member of the Board of Directors and a 23% stockholder of Bodisen and may be deemed to beneficially own such shares.

         No Director, executive officer, affiliate or any owner of record or beneficial owner of more than 5% of any class of voting securities of the Company is a party adverse to the Company or has a material interest adverse to the Company.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK



         Our authorized capital stock consists of 30,000,000 shares of common stock at a par value of $0.0001 per share and 5,000,000 shares of preferred stock, par value $.0001. As of April 21, 2006, there were 23,918,516 shares of our common stock issued and outstanding and no shares of preferred stock outstanding.



         Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

         Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The Company's directors and executive officers are indemnified as provided by the Delaware General Corporation Law and the Company's Bylaws. These provisions state that the Company's directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company's board of directors and is subject to the Securities and Exchange Commission's policy regarding indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         o an exchange distribution in accordance with the rules of the applicable exchange;
         o        privately-negotiated transactions;
         o short sales that are not violations of the laws and regulations of any state or the United States;
         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
         o        through the writing of options on the shares;
         o        a combination of any such methods of sale; and
         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

         The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

         The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

         The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

         We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

         If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                                   PENNY STOCK

         The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

         o that a broker or dealer approve a person's account for transactions in penny stocks; and
         o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must

         o obtain financial information and investment experience objectives of the person; and
         o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

         o sets forth the basis on which the broker or dealer made the suitability determination; and
         o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              SELLING STOCKHOLDERS

         The following table sets forth the common stock ownership of the selling stockholders as of Fenruary 8, 2006. The selling stockholders acquired their securities through a private placement offering which closed on January 17, 2006.

         We will not receive any proceeds from the resale of the common stock by the selling stockholders. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. In addition, except as set forth below, the selling stockholders are not registered broker-dealers.

                                               Total
                                            Shares Owned                      Number of     Percentage of
                                             and Issuable                    Shares Owned   Common Stock
                                            Upon Exercise      Number of        After        Owned After
                                             of Warrants    Shares Offered  Completion of   Completion of
                   Name                    Before Offering     for Sale      Offering (1)   Offering (2)
--------------------------------------     ---------------  --------------  -------------   -------------
Amaranth LLC(3)                             1,363,096        1,363,096             0             0%
SovGem Limited(4)                             454,365          454,365             0             0%
MidSouth Investor Fund LP(5)                  181,889          181,889             0             0%
Jayhawk China Fund (Cayman) Ltd.(6)           445,278          445,278             0             0%
T2 Capital Management, LLC(7)                  36,349           36,349             0             0%
Broadlawn Master Fund, Ltd.(8)                 22,718           22,718             0             0%
Jon D. Gruber and Linda Gruber Trust(9)        68,152           68,152             0             0%
Gruber & McBaine International(10)             77,243           77,243             0             0%
J. Patterson McBaine                           22,721           22,721             0             0%
Lagunitas Partners(11)                        286,250          286,250             0             0%
Primarius China Fund, LP(12)                  227,182          227,182             0             0%
Nite Capital LP(13)                            68,154           68,154             0             0%
Antoine de Sejournet                           63,611           63,611             0             0%
Philippe de Cock de Rameye                     11,450           11,450             0             0%
Vision Opportunity Master Fund, Ltd.(14)       90,874           90,874             0             0%
Citizens Security Life Insurance Co.(15)       22,718           22,718             0             0%
Peijian Sun                                   636,111          636,111             0             0%
Jiakuan Wang                                  647,379          647,379             0             0%
New York Global Securities (16)               420,843          420,843             0             0%
TOTAL                                       5,146,382        5,146,382             0             0%

* Less than 1%.
(1)      Assumes that all securities registered will be sold.

(2) Applicable percentage ownership is based on 23,918,516 shares of common stock outstanding as of April 21, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of April 21, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of April 21, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3) Amaranth Advisors L.L.C., the trading advisor for Amaranth LLC, exercises voting and dispositive power rights over the shares held by Amaranth LLC. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C. Each of Amaranth Advisors L.L.C. and Amaranth Global Securities Inc., affiliates of Amaranth LLC, is a broker-dealer registered pursuant to Section 15(b) of the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. Neither of such broker-dealers is authorized to engage in securities offerings either as an underwriter or as a selling group participant and neither of such broker-dealers actually engages in any such activity.
(4) Peter Charles St. George has the voting and dispositive rights over the shares held by SovGem Limited.
(5) Lyman O. Heidtke has the voting and dispositive rights over the shares held by MidSouth Investor Fund LP.
(6) Kent C. McCarthy has the voting and dispositive rights over the shares held by Jayhawk China Fund (Cayman) Ltd.
(7) Richard Taney has the voting and dispositive rights over the shares held by T2 Capital Management, LLC.
(8) Jon Bloom has the voting and dispositive rights over the shares held by Broadlawn Master Fund, Ltd.
(9) Jon D. Gruber has the voting and dispositive rights over the shares held by Jon D. Gruber and Linda Gruber Trust.
(10) Gruber & McBaine Capital Management is the general partner and has the voting and dispositive rights over the shares held by Gruber & McBaine International and Jon D. Gruber and J. Patterson McBaine oversee all voting and investment activity of Gruber & McBaine Capital Management.
(11) Gruber & McBaine Capital Management is the general partner and has the voting and dispositive rights over the shares held by Lagunitas Partners and Jon D. Gruber and J. Patterson McBaine oversee all voting and investment activity of Gruber & McBaine Capital Management.
(12) Patrick Lin has the voting and dispositive rights over the shares held by Primarius China Fund, LP.
(13) Keith Goodman, a manager of the general partner of Nite Capital LP, has the voting and dispositive rights over the shares held by Nite Capital LP.
(14) Adam Benowtiz has the voting and dispositive rights over the shares held by Vision Opportunity Master Fund, Ltd.
(15) Darrell Wells has the voting and dispositive rights over the shares held by Citizens Security Life Insurance Co.
(16) Scott Morrison has the voting and dispositive rights over the shares held by New York Global Securities.

                                  LEGAL MATTERS

         Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS


         Our financial statements as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders' equity and cash flows for the period of December 31, 2005 and 2004, appearing in this prospectus and registration statement have been audited by Kabani & Company, Inc., independent registered public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                              AVAILABLE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

         In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

                             CHINA NATURAL GAS, INC.
                   (FORMERLY XI'AN XILAN NATURAL GAS CO., LTD)

                          INDEX TO FINANCIAL STATEMENTS




Report of Independent Registered Public Accounting Firm                     F-1


Financial Statements:

  Consolidated Balance Sheet as of December 31, 2005                        F-2

  Consolidated Statements of Operations and Other Comprehensive Income
     for the years ended December 31, 2005 and 2004                         F-3

  Consolidated Statement of Stockholders' Equity for the years ended
     December 31, 2005 and 2004                                             F-4

  Consolidated Statements of Cash Flows for the years ended
     December 31, 2005 and 2004                                             F-5

  Notes to Consolidated Financial Statements                                F-6

             Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
China Natural Gas, Inc.

We have audited the accompanying consolidated balance sheets of China Natural Gas, Inc. and subsidiary as of December 31, 2005, and the related consolidated statements of operations and other comprehensive income, stockholders' equity, and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Natural Gas, Inc. and subsidiary as of December 31, 2005, and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 2005 and 2004, in conformity with U.S. generally accepted accounting principles.


/s/ Kabani & Company, Inc.,
Certified Public Accountants
Los Angeles, California

February 24, 2006

                     CHINA NATURAL GAS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 2005

                                     ASSETS
CURRENT ASSETS:
     Cash & cash equivalents                                          $      675,624
     Accounts receivable                                                       6,096
     Other receivable                                                        158,584
     Inventory                                                                45,361
     Advances to suppliers                                                    13,712
     Prepaid expense                                                          15,882
                                                                      --------------
           Total current assets                                              915,259

PROPERTY AND EQUIPMENT, net                                                8,267,897

CONSTRUCTION IN PROGRESS                                                   1,726,810

INTANGIBLE ASSETS                                                              1,096
                                                                      --------------
     TOTAL ASSETS                                                     $   10,911,062
                                                                      ==============

                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable & accrued expense                               $      193,592
     Other payables                                                          738,745
     Unearned revenue                                                        303,175
                                                                      --------------
           Total current liabilities                                       1,235,512

STOCKHOLDERS' EQUITY:
     Preferred stock, $0.0001 per share; authorized 5,000,000
       shares; none issued
     Common stock, $0.0001 per share; authorized 30,000,000 shares;
       issued and outstanding 20,204,088                                       2,020
     Additional paid-in capital                                            8,331,458
     Cumulative translation adjustment                                       228,747
     Statutory reserve                                                       169,722
     Retained earnings                                                       943,603
                                                                      --------------
           Total stockholders' equity                                      9,675,550
                                                                      --------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $   10,911,062
                                                                      ==============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     CHINA NATURAL GAS, INC. AND SUBSIDIARY
      CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                            Years Ended December 31,
                                                             2005              2004
                                                        --------------    --------------
Revenue
      Natural gas revenue                               $    1,687,154    $      306,306
      Construction / installation revenue                    3,163,545           578,107
                                                        --------------    --------------
            Total revenue                                    4,850,699           884,413

Cost of revenue
      Natural gas cost                                       1,293,585           226,944
      Construction / installation cost                       1,110,452           287,102
                                                        --------------    --------------
                                                             2,404,037           514,046
                                                        --------------    --------------
Gross profit                                                 2,446,662           370,367

Operating expenses
      Selling expenses                                         474,855           387,768
      General and administrative expenses                      500,228           142,449
                                                        --------------    --------------
            Total operating expenses                           975,083           530,217
                                                        --------------    --------------
Income (loss) from operations                                1,471,579          (159,850)

Non-operating income (expense):
      Interest income                                            2,131             1,618
      Other expense                                               (671)           (3,536)
                                                        --------------    --------------
            Total non-operating income (expense)                 1,460            (1,918)
                                                        --------------    --------------

Income (loss) before income tax                              1,473,039          (161,768)

Income tax                                                     220,956                --
                                                        --------------    --------------
Net income (loss)                                            1,252,083          (161,768)

Other comprehensive income / (loss)
      Foreign currency translation gain                        228,175                --
                                                        --------------    --------------
Comprehensive Income (loss)                             $    1,480,258    $     (161,768)
                                                        ==============    ==============

Basic and diluted weighted average shares outstanding       16,299,469         9,275,362
                                                        ==============    ==============

Basic and diluted earnings (loss) per share             $         0.08    $        (0.02)
                                                        ==============    ==============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     CHINA NATURAL GAS, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                            Accumulative
                                                              Additional        Other                     Retained         Total
                                        Common Stock            Paid        Comprehensive   Statutory     Earnings     stockholders'
                                    Shares         Amount     in Capital        Gain         Reserve      (deficit)       equity
                                  -----------   -----------   -----------    -----------   -----------   -----------    -----------
Balance January 1, 2004             9,275,362   $       928   $ 4,831,468    $        --   $     3,457   $    19,553    $ 4,855,406

Cumulative translation
  adjustment                               --            --            --            572                                        572

Net loss for the year ended
  December 31, 2004                        --            --            --             --            --      (161,768)      (161,768)
                                  -----------   -----------   -----------    -----------   -----------   -----------    -----------
Balance December 31, 2004           9,275,362           928     4,831,468            572         3,457      (142,215)     4,694,210

Shares issued for cash              6,724,638           672     3,503,788             --            --            --      3,504,460

Recapitalization on reverse
  acquisition                       4,204,088           420        (3,798)            --            --            --         (3,378)

Cumulative translation adjustment          --            --            --        228,175            --            --        228,175

Net Income for the year ended
  December 31, 2005                        --            --            --             --            --     1,252,083      1,252,083

Retained earning for year 2005
  reserve                                  --            --            --             --       166,265      (166,265)            --
                                  -----------   -----------   -----------    -----------   -----------   -----------    -----------
Balance December 31, 2005          20,204,088   $     2,020   $ 8,331,458    $   228,747   $   169,722   $   943,603    $ 9,675,550
                                  ===========   ===========   ===========    ===========   ===========   ===========    ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     CHINA NATURAL GAS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                    2005              2004
                                                               --------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income (loss)                                        $    1,252,083    $     (161,768)
      Adjustments to reconcile net income (loss)
        to net cash provided in operating activities:
            Loss on disposal of property                                  971             3,242
            Depreciation and amortization                             347,923           314,453
            (Increase) / decrease in assets:
                  Accounts receivable                                  (1,011)           (4,943)
                  Inventory                                             2,234           (46,440)
                  Other receivable                                   (132,553)           (6,525)
                  Advances to suppliers                               (12,773)           14,982
                  Prepaid expense                                     (15,441)              (99)
                  Contract in progress                                381,315           118,537
            Increase / (decrease) in current liabilities:
                  Accounts payable                                     92,427           (64,344)
                  Payable to related party                                 --          (917,642)
                  Other payables                                      662,950            (2,854)
                  Unearned revenue                                   (642,254)          777,436
                                                               --------------    --------------
      Net cash provided by operating activities                     1,935,871            24,035
                                                               --------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES
            Payment  on purchase of property and equipment         (3,170,629)           (5,981)
            Cash acquired in reverse merger transaction                    86                --
            Additions to construction in progress                  (1,700,792)               --
            Additions to Intangible assets                             (1,096)               --
            Proceeds from disposal of property                            610             1,208
                                                               --------------    --------------
      Net cash used in investing activities                        (4,871,821)           (4,773)
                                                               --------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
            Stock issued for cash                                   3,504,460                --
                                                               --------------    --------------

Effect of exchange rate changes on cash and cash equivalents           44,116                --

NET INCREASE IN CASH & CASH EQUIVALENTS                               612,626            19,262

CASH & CASH EQUIVALENTS, BEGINNING BALANCE                             62,998            43,736
                                                               --------------    --------------

CASH & CASH EQUIVALENTS, ENDING BALANCE                               675,624    $       62,998
                                                               ==============    ==============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
      Cash paid during the year for:
            Interest                                           $           --    $           --
                                                               ==============    ==============
            Income tax                                         $          969    $          210
                                                               ==============    ==============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

Note 1 - Organization and Basis of Presentation

Organization and Line of Business

Xi'an Xilan Natural Gas Co, Ltd. ("XXNGC") was incorporated on January 8, 2000 in Xi'an city in the Shaanxi province, China. The core business of XXNGC is distribution of natural gas to commercial, industrial and residential customers, construction of pipeline networks, and installation of natural gas fittings and parts for end-users. XXNGC has an exclusive permit to provide gas utility service in Lantian County, Lintong and Baqiao District of Xi'an city, China.

On December 6, 2005, XXNGC entered into and closed a share purchase agreement with Coventure International, Inc. ("Coventure"), a public shell in the United States of America. Pursuant to the purchase agreement, Coventure acquired all of the issued and outstanding capital stock of XXNGC in exchange for 16,000,000 (post-split) shares of Coventure's common stock.

Concurrently with the closing of the purchase agreement and as a condition thereof, Coventure entered into an agreement with John Hromyk, its President and Chief Financial Officer, pursuant to which Mr. Hromyk returned 23,884,712 (post-split) shares of Coventure's common stock for cancellation. Upon completion of the foregoing transactions, Coventure had an aggregate of 20,204,088 (post-split) shares of common stock issued and outstanding.

As a result of the merger, XXNGC's stockholders own approximately 80% of the combined company and the directors and executive officers of XXNGC became the directors and executive officers of the Coventure. Accordingly, the transaction has been accounted for as a reverse acquisition of Coventure by XXNGC resulting in a recapitalization of XXNGC rather than as a business combination. XXNGC is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its assets and liabilities are included in the balance sheet at their historical book values and the results of operations of XXNGC have been presented for the comparative prior period. The historical cost of the net liabilities of Coventure that were acquired was $3,378. Pro forma information is not presented as the financial statements of Coventure are insignificant. In addition, Coventure changed it name to China Natural Gas, Inc. (hereafter referred to as the "Company") and the stockholders approved a stock dividend of three shares for each share held, which has been accounted for as a four to one forward stock split. All shares and per share data have been restated retrospectively.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of China Natural Gas, Inc. and its wholly owned subsidiary, XXNGC. All inter-company accounts and transactions have been eliminated in consolidation.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company's functional currency is the Chinese Renminbi; however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($).

Foreign Currency Translation

As of December 31, 2005 and 2004, the accounts of the Company were maintained, and their consolidated financial statements were expressed in the Chinese Yuan Renminbi (CNY). Such consolidated financial statements were translated into U.S. Dollars (USD) in accordance with Statement of Financial Accounts Standards ("SFAS") No. 52, "Foreign Currency Translation," with the CNY as the functional currency. According to the Statement, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder's equity are translated at the historical rates and statement of operations items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income."

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts and Other Receivable

Accounts and other receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. Allowance for uncollectible accounts as of December 31, 2005 is not significant.

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis.

Advances to Suppliers

The Company advances to certain vendors for purchase of its material. The advances to suppliers are interest free and unsecured.

Inventory

Inventory is stated at the lower of cost, as determined on a first-in, first-out basis, or market. Management compares the cost of inventories with the market value, and allowance is made for writing down the inventories to their market value, if lower. Inventory consists of material used in the construction of pipelines.

Property and Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

      Office equipment                                             5 years
      Operating equipment                                       5-20 years
      Vehicles                                                     5 years
      Buildings                                                   30 years

At December 31, 2005, the following are the details of the property and equipment:

      Office equipment                                       $      31,167
      Operating equipment                                        7,788,345
      Vehicles                                                     257,847
      Buildings                                                  1,301,555
                                                              ------------
                                                                 9,378,914
      Less accumulated depreciation                             (1,111,017)
                                                              ------------
                                                              $  8,267,897
                                                              ============

Depreciation expense for the years ended December 31, 2005 and 2004 was $347,923 and $314,453, respectively.

Long-Lived Assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2005 there were no significant impairments of its long-lived assets.

Construction In Progress

Construction in progress consists of the cost of constructing building and plant for the Company's use. The major cost of construction in progress relates to material, labor and overhead.

Contracts in Progress

Contracts in progress consist of the cost of constructing pipelines for customers. The major cost of construction relates to material, labor and overhead. Revenue from construction and installation of pipelines is recorded when the contract is completed and accepted by the customers. The construction contracts are usually completed within one to two months time. As of December 31, 2005, the Company has no contracts in progress.

Fair Value of Financial Instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Revenue is recognized when services are rendered to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. Revenue from gas sales is recognized when gas is pumped through pipelines to the end users. Revenue from construction and installation of pipelines is recorded when the contract is completed and accepted by the customers. The construction contracts are usually completed within one to two months time.

Deferred Revenue

Deferred revenue represents prepayments by customers for gas purchases and advance payments on construction and installation of pipeline contracts. The Company records such prepayment as unearned revenue when the payments are received.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the years ended December 31, 2005 and 2004 were insignificant.

Stock-Based Compensation

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for stock issued to employees" (APB 25) and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company uses the intrinsic value method prescribed by APB 25 and has opted for the disclosure provisions of SFAS No.123. No options have been granted for the years ended December 31, 2005.

Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At December 31, 2005, there was no significant book to tax differences. There is no difference between book depreciation and tax depreciation as the Company uses the same method for both book and tax.

Local PRC Income Tax

Pursuant to the tax laws of China, general enterprises are subject to income tax at an effective rate of 33%. The Company is in the natural gas industry whose development is encouraged by the government. According to the income tax regulation, any company engaged in the natural gas industry enjoys a favorable tax rate. Accordingly, the Company's income is subject to a reduced tax rate of 15%.

A reconciliation of tax at United States federal statutory rate to provision for income tax recorded in the financial statements is as follows:

                                                            For the Years
                                                          Ended December 31,
                                                          2005          2004
                                                       ----------    ----------

            Tax provision (credit) at statutory rate           34%         (34%)

            Foreign tax rate difference                       (19%)         19%

            Change in valuation allowance                      --           15%
                                                       ----------    ----------
                                                               15%           --
                                                       ==========    ==========

Basic and Diluted Earning Per Share

Earning per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net earning per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net earning per share is based upon the weighted average number of common shares outstanding. Diluted net earning per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Statement of Cash Flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company's consolidated financial statements as the Company consists of one reportable business segment. All revenue is from customers in The People's Republic of China. All of the Company's assets are located in The People's Republic of China.

Recent Pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAF No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006.

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's first quarter of fiscal 2006.

In June 2005, the EITF reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements ("EITF 05-6.") EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on its consolidated financial position or results of operations.

The Company believes that the adoption of these standards will have no material impact on its financial statements.

Note 3 - Other Payables

Other payable consists of the following as of December 31, 2005:

            Other accounts payable                        $  350,151
            Welfare payable                                    1,933
            Tax payable                                      377,316
            Other levies                                       5,908
            Other                                              3,437
                                                          ----------
                                                          $  738,745
                                                          ==========

Note 4 - Stockholders' Equity

During the year ended December 31, 2005 the Company sold 6,724,638 shares of common stock for cash proceeds of $3,504,460. Also, in connection with the reverse merger transaction with Coventure, the Company issued 4,204,088 shares (See Note 1). In addition, the Company affected a four to one forward stock split which was accounted for retrospectively.

Note 5 - Employee Welfare Plan

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes annual contributions of 14% of all employees' salaries to employee welfare plan. The total expense for the above plan was $13,275 and $10,045 for the years ended December 31, 2005 and 2004, respectively.

Note 6 - Statutory Common Welfare Fund

As stipulated by the Company Law of the People's Republic of China (PRC) as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

      i.    Making up cumulative prior years' losses, if any;

      ii. Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

      iii. Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

      iv. Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

The Company has appropriated $166,265 as reserve for the statutory surplus reserve and welfare fund for the year ended December 31, 2005 and $3,547 for the year ended December 31, 2003. No allocation was made for the year ended December 31, 2004 as the Company had net loss from operations.

Note 7 - Earnings Per Share

Earnings (loss) per share for the years ended December 31, 2005 and 2004 is determined by dividing net income (loss) for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding. At December 31, 2005 and 2004, there were no dilutive securities.

Note 8 - Current Vulnerability Due to Certain Concentrations

For the years ended December 31, 2005 and 2004, the Company purchased all of the natural gas for resale from one vendor, Shaanxi Natural Gas Co., Ltd., a government owned enterprise. No amount was owing to this vendor at December 31, 2005. The Company has had annual agreements with Shaanxi Natural Gas that requires the Company to purchase a minimum amount of natural gas. For the years ended December 31, 2005 and 2004, the minimum purchases were 2.36 million and
1.60 million cubic meters, respectively. In the past, contracts were renewed on an annual basis. However, as the volume of usage has increased, Shaanxi Natural Gas has revised their policies, and contract terms are now six months and subject to review prior to renewal. The Company's management reports that it does not expect any issues or difficulty in continuing to renew the supply contracts going forward. Price points for natural gas are strictly controlled by the government and have remained stable over the past 3 years.

For the year ended December 31, 2005, two supplier accounts for 51.5% and 13.3% of the total equipment purchased by the Company.

Four customers accounted for 34.7%, 21.2%, 14.0% and 10.8% of the Company's revenue for the year ended December 31, 2005 and three customers accounted for 37.3%, 36.1% and 10.0% of the Company's revenue for the years ended December 31, 2004.

Three customers accounted for 40%, 17% and 17%, respectively, of construction/installation revenue for 2005. Two customers accounted for 36% and 37%, respectively, of construction/installation revenue in 2004.

The Company's operations are carried out in the People's Republic of China. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the People's Republic of China, by the general state of the People's Republic of China`s economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Note 9 - Related Party Transactions

Included in other payables in the accompanying balance sheet at December 31, 2005 is $349,916 due to stockholder of the Company.

Note 10 - Subsequent Events

On January 6, 2006 and January 9, 2006, the Company entered into securities purchase agreements with four accredited investors and completed the sale of $5,380,000 of units. The units contained an aggregate of 1,921,428 shares of common stock and 523,055 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities acted as the placement agent of the transaction.

The Company is obligated to file a registration statement registering the resale of shares of the Company's common stock and those issuable upon exercise of the warrants. If the registration statement is not filed within 45 days from the date of investment, or declared effective within 90 days thereafter (135 days if the registration statement receives a full review by the SEC), or if the registration is suspended other than as permitted in the registration rights agreement between the Company and the investors, the Company is obligated to pay the investors certain fees in the amount of 1% of the aggregate amount invested, per month, and the obligations may be deemed to be in default.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchase 298,888 shares of common stock on the same terms and conditions as the investors. The warrants issued to the placement agent are being treated as a cost of raising capital. The warrants were valued using the Black Scholes pricing model; however, recording the value of the warrants in the financial statements has no impact as the value of the warrants is both debited and credited to additional paid in capital.

On January 10, 2006 through January 13, 2006, the Company entered into securities purchase agreements with four accredited investors and completed the sale of $2,195,198 of units. The units contained an aggregate of 783,999 shares of common stock and 213,422 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities acted as the placement agent of the transaction.

The Company is obligated to file a registration statement registering the resale of shares of the Company's common stock and those issuable upon exercise of the warrants. If the registration statement is not filed within 45 days from the date of investment, or declared effective within 90 days thereafter (135 days if the registration statement receives a full review by the SEC), or if the registration is suspended other than as permitted in the registration rights agreement between the Company and the investors, the Company is obligated to pay the investors certain fees in the amount of 1% of the aggregate amount invested, per month, and the obligations may be deemed to be in default.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchase 121,955 shares of common stock on the same terms and conditions as the investors. The warrants issued to the placement agent are being treated as a cost of raising capital. The warrants were valued using the Black Scholes pricing model; however, recording the value of the warrants in the financial statements has no impact as the value of the warrants is both debited and credited to additional paid in capital.

On January 17, 2006, the Company entered into securities purchase agreements with an accredited investor and completed the sale of $2,824,802 of units. The units contained an aggregate of 1,008,857 shares of common stock and 274,633 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company.

The Company is obligated to file a registration statement registering the resale of shares of the Company's common stock and those issuable upon exercise of the warrants. If the registration statement is not filed within 45 days from the date of investment, or declared effective within 90 days thereafter (135 days if the registration statement receives a full review by the SEC), or if the registration is suspended other than as permitted in the registration rights agreement between the Company and the investors, the Company is obligated to pay the investors certain fees in the amount of 1% of the aggregate amount invested, per month, and the obligations may be deemed to be in default.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's directors and executive officers are indemnified as provided by the Delaware General Corporation Law and the Company's Bylaws. These provisions state that the Company's directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company's board of directors and is subject to the Securities and Exchange Commission's policy regarding indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee                $  2,526.89
Printing and engraving expenses     $  5,000.00
Legal fees and expenses             $ 50,000.00
Accounting fees and expenses        $ 10,000.00
Miscellaneous expenses              $ 10,000.00


  Total                             $ 77,526.89
                                    ===========

         The Registrant has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

            On January 17, 2006, the Company entered into securities purchase agreements with an accredited investor and completed the sale of $2,824,802 of units. The units contained an aggregate of 1,008,857 shares of common stock and 274,633 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company.

            On January 10, 2006 through January 13, 2006 the Company entered into securities purchase agreements with four accredited investors and completed the sale of $2,195,198 of units. The units contained an aggregate of 783,999 shares of common stock and 213,422 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities acted as the placement agent of the transaction and received warrants to purchase 121,955 shares of common stock on the same terms and conditions as the investors.

            On January 6, 2006 and January 9, 2006, the Company entered into securities purchase agreements with four accredited investors and completed the sale of $5,380,000 of units. The units contained an aggregate of 1,921,572 shares of common stock and 523,055 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities acted as the placement agent of the transaction and received warrants to purchase 298,888 shares of common stock on the same terms and conditions as the investors.

         * All of the above offerings and sales were deemed to be exempt under
Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

         Pursuant to a Share Purchase Agreement, which closed on December 6, 2005, we issued an aggregate 4,000,000 shares of common stock to former shareholders of Xian Xilan Natural Gas Co., Ltd. These shares were issued in reliance upon the exemption from registration provided by Regulation S under the Securities Act of 1933, as amended

         Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

Exhibit
Number            Description of Exhibit
-------           --------------------------------------------------------------
3.1               Articles of Incorporation (incorporated by reference to same exhibit filed with the Company's Form 10SB Registration
                  Statement filed September 15, 2000, SEC file no. 000-31539).

3.2 Certificate of Ownership of Coventure international Inc. and China Natural Gas, Inc., dated December 12, 2005

3.3 Registrant's By-Laws (incorporated by reference to same exhibit filed with the Company's Form 10SB Registration Statement filed September 15, 2000, SEC file no. 000-31539).

5.1               Opinion of Sichenzia Ross Friedman Ference LLP

10.1 Share Purchase Agreement made as of December 6, 2005 among Coventure International Inc., Xian Xilan Natural Gas Co., Ltd. and each of Xilan's shareholders. (incorporated by reference to the exhibits to Registrants Form 8-K filed on December 9,
                  2005).

10.2 Return to Treasury Agreement between Coventure International Inc. and John Hromyk, dated December 6, 2005. (incorporated by reference to the exhibits to Registrants Form 8-K filed on December 9, 2005).

10.3 Purchase Agreement made as of December 19, 2005 between China Natural Gas, Inc. and John Hromyk (incorporated by reference to the exhibits to Registrants Form 8-K filed on December 23,
                  2005).

10.4 Form of Securities Purchase Agreement (incorporated by reference to the exhibits to Registrants Form 8-K filed on January 12, 2006).

10.5 Form of Common Stock Purchase Agreement (incorporated by reference to the exhibits to Registrants Form 8-K filed on January 12, 2006).

10.6 Form of Registration Rights Agreement (incorporated by reference to the exhibits to Registrants Form 8-K filed on January 12, 2006).

21.1              List of Subsidiaries

23.1              Consent of Kabani & Company, Inc.

23.2              Consent of Sichenzia Ross Friedman Ference LLP (contained in
                  Exhibit 5.1)

ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

         (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                  (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

                  (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

                  (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

                  (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES



         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in Xian, China, on April 25, 2006.



                           CHINA NATURAL GAS, INC.

                           By:  /s/  Minqing Lu
                                --------------------------
                                Minqing Lu
                                Chief Executive Officer
                                (Principal Executive Officer)

                           By:  /s/ Xiaogang Zhu
                                --------------------------
                                Xiaogang Zhu
                                Chief Financial Officer
                                (Principal Financial and Accounting Officer)


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        SIGNATURE                                      TITLE                                  DATE
---------------------------                    -----------------------                 -------------------

----------------------------
Qinan Ji                                       Chairman of the Board                    April 25, 2006

*
----------------------------
Bo Chen                                        Vice Chairman of the Board               April 25, 2006

/s/ Minqing Lu
----------------------------
Minqing Lu                                     Chief Executive Officer and Director     April 25, 2006

/s/ Xiaogang Zhu
----------------------------
Xiaogang Zhu                                   Chief Financial Officer                  April 25, 2006

*
----------------------------
Patrick McManus                                Director                                 April 25, 2006

*
----------------------------
James A. Garner                                Director                                 April 25, 2006


* By Minqing Lu and Xiaogang Zhu, authorized under Power of Attorney filed with Form SB-2 (File No. 333-131738), filed with the Securities and Exchange Commission on March 31, 2006.